Exhibit 4.3

THIS WARRANT HAS BEEN, AND THE SHARES OF PREFERRED STOCK WHICH MAY BE RECEIVED PURSUANT TO THE EXERCISE OF THIS WARRANT WILL BE, ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NEITHER THIS WARRANT NOR SUCH SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY REGISTRATION OR QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE SECURITIES LAWS.

Dated as of September     , 2007

WARRANT TO PURCHASE SERIES C PREFERRED STOCK

This Warrant to Purchase Series C Preferred Stock (the “Warrant”) certifies that, for good and valuable consideration,             (along with its permitted assignees, the “Holder”) is entitled to, and RIB-X PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby grants the Holder the right to, purchase, (i) as of the date of issuance set forth above (the “Warrant Date”),             (            ) fully paid and nonassessable shares of Series C Preferred Stock, par value $0.001 (“Preferred Stock”), of the Company (as adjusted pursuant to Section 3 hereof) (the “Tranche A Warrant Shares”) at a price per share equal to $0.6189 (as adjusted pursuant to Section 3 hereof) (the “Exercise Price”) and, (ii) upon the date the Company draws Tranche B (as defined in the Credit Agreement (as defined below)) and without further action,             (            ) fully paid and nonassessable shares of Preferred Stock of the Company (as adjusted pursuant to Section 3 hereof) (the “Tranche B Warrant Shares”, collectively with the Tranche A Warrant Shares, the “Warrant Shares”) at a price per share equal to the Exercise Price (as adjusted pursuant to Section 3 hereof), in each case, subject to the provisions and upon the terms and conditions hereinafter set forth. This Warrant is issued in connection with and in consideration for the Holder entering into the Credit and Security Agreement (“Credit Agreement”) of even date herewith among the Company, as borrower, the Holder, as agent and lender, and the other financial institutions who are or hereafter become parties to the Credit Agreement as lenders.

1. Exercise; Payment.

(a) Exercise Period. Subject to the timing of the granting of the right to purchase the Tranche B Warrant Shares pursuant to the above preamble, this Warrant may be exercised in whole or part by the Holder during the term (as set forth in Section 12) and in compliance with the provisions of this Warrant at any time after the Warrant Date, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A (the “Notice of Exercise”) duly executed) at the principal office of the Company. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant, or at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

(b) Cash Exercise. Upon exercise of this Warrant, the Holder shall pay the Company an amount equal to the product of (x) the Exercise Price multiplied by (y) the total number of Warrant Shares purchased pursuant to the Exercise of this Warrant, by wire transfer or check payable to the order of the Company. The Holder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Warrant Shares represented by such exercise (and such Warrant Shares shall be deemed to have been issued) immediately prior to the close of business on the date upon which this Warrant is exercised.

(c) Net Exercise. The Exercise Price also may be paid at the Holder’s election by surrender of all or a portion of the Warrant for shares of Preferred Stock to be exercised under this Warrant (“Net Exercise”). If the Holder elects the Net Exercise method, the Company will issue Warrant Shares in accordance with the following formula:

X = Y(A - B)

            A

Where:

X = the number of Warrant Shares to be issued upon exercise of the Warrant

Y = the number of Warrant Shares requested to be exercised

A = the fair market value of one (1) share of Preferred Stock on the date of exercise of this Warrant

B = the Exercise Price

If the Preferred Stock is convertible into Common Stock, for purposes of the above calculation, fair market value of Preferred Stock shall mean the following (“Fair Market Value”):

(i) if the exercise is in connection with an Initial Public Offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering times (y) the number of shares of Common Stock into which a share of Preferred Stock is convertible;

(ii) if the exercise is not in connection with an Initial Public Offering, and:

(A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be (x) the average of the closing prices over a five (5) day period ending three days before the day the fair market value of the Common Stock is being determined times (y) the number of shares of Common Stock into which a share of Preferred Stock is convertible; or

(B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the principal market on which or through which the Common Stock is traded over the five (5) day period ending three days before the day the fair market value of the Common Stock is being determined times (y) the number of shares of Common Stock into which a share of Preferred Stock is convertible; or

(iii) if at any time the Common Stock is not listed on any securities exchange or traded in the over-the-counter market, the fair market value of the Preferred Stock shall be (x) the highest price per share which the Company could obtain from a willing buyer (other than an employee, director or “Affiliate” of the Company, as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) for Common Stock sold by the Company, as determined in good faith by its Board of Directors, times (y) the number of shares of Common Stock into which a share of Preferred Stock is convertible; or

(iv) if property or securities in addition to or in substitution for Preferred Stock shall be issuable upon exercise of the Warrant, the fair market value of such property (to the extent such property does not include a security which is listed on any securities exchange or traded in the over-the-counter market, in which fair market value shall be calculated as provided in Section 1(c)(i) - (iii) above) shall be determined in good faith by the Company’s Board of Directors.

If the Preferred Stock is not convertible into Common Stock, for purposes of the above calculation, fair market value of Preferred Stock shall mean the following:

(v) if the Preferred Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a five (5) day period ending three days before the day the fair market value of the Preferred Stock is being determined; or

(vi) if the Preferred Stock is traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the principal market on which or through which the Preferred Stock is traded over the five (5) day period ending three days before the day the fair market value of the Preferred Stock is being determined; or

(vii) if at any time the Preferred Stock is not listed on any securities exchange or traded in the over-the-counter market, the fair market value of the Preferred Stock shall be the highest price per share which the Company could obtain from a willing buyer (other than an employee, director or “Affiliate” of the Company, as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) for Preferred Stock sold by the Company, as determined in good faith by its Board of Directors, but not lower than the liquidation preference for the Preferred Stock; or

(viii) if property or securities in addition to or in substitution for Preferred Stock shall be issuable upon exercise of the Warrant, the fair market value of such property (to the extent such property does not include a security which is listed on any securities exchange or traded in the over-the-counter market, in which fair market value shall be calculated as provided in Section 1(c)(i) - (iii) above) shall be determined in good faith by the Company’s Board of Directors.

(d) Exercise Prior to Expiration. To the extent this Warrant has not been previously exercised as to any Warrant Shares issuable hereunder, and if the fair market value of one Warrant Share immediately before expiration of the Warrant is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to the Net Exercise provisions in Section 1(c) (even if not surrendered) immediately before its expiration; provided, however, that the Holder shall surrender the Warrant or an affidavit of loss and indemnity in customary form as soon as practicable thereafter. In such event, the fair market value of one Warrant Share shall be determined pursuant to Section 1(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 1(d), the Company agrees to promptly notify the Holder of the number of shares of Preferred Stock, if any, and any other property, which the Holder is entitled to receive by reason of such automatic exercise.

(e) Stock Certificates. In the event of the exercise of this Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time after exercise.

2. Stock Fully Paid; Reservation of Shares. All of the Preferred Stock issuable upon the exercise of this Warrant, upon issuance and receipt by the Company of the Exercise Price therefor (or upon Net Exercise thereof, as provided in Section 1(c)), shall be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Preferred Stock to provide for the exercise of this Warrant.

3. Adjustment of Exercise Price and Number of Shares. The number and kind of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price payable therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification, Consolidation or Reorganization. In case of any reclassification of the Preferred Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the Company’s assets (any of which is a “Reorganization Transaction”), the Company, or such successor corporation as the case may be, shall execute a new warrant, providing that the Holder shall have the right to exercise such new warrant, and procure upon such exercise and payment of the same aggregate Exercise Price, in lieu of the Warrant Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property as would be payable for the Warrant Shares issuable upon exercise of this Warrant as if such Warrant Shares were outstanding immediately prior to the consummation of the Reorganization Transaction.

(b) Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding shares of Preferred Stock, or shall issue a stock dividend on its outstanding shares of Preferred Stock, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Preferred Stock, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(c) Notice of Corporate Action. If at any time:

(i) the Company shall take a record of the holders of its Preferred Stock for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) there shall be any Reorganization Transaction; or

(iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, in any one or more of such cases, the Company shall give to the Holder (i) at least five-days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least five-days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Preferred Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Preferred Stock shall be entitled to exchange their shares of Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company and delivered in accordance with Section 14(d).

4. Investment Representations of Holder; Transfer of Warrant and Resale of Warrant Shares.

(a) Holder represents and warrants to the Company that:

(i) it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act; and

(ii) it has the ability to bear the economic risks of such Holder’s prospective investment, including a complete loss of Holder’s investment in the Warrants and the Warrant Shares;

(iii) the Warrants and the Warrant Shares are purchased for the Holder’s own account, and not with view to distribution of either the Warrants or any securities purchasable upon exercise thereof; provided however that the Holder may transfer the Warrant and any Warrant Shares to any Affiliate of the Holder;

(b) This Warrant may only be transferred in compliance with federal and state securities laws.

(c) At the time of the surrender of this Warrant in connection with any transfer of this Warrant or the resale of the Warrant Shares (except to an Affiliate), the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant or the Warrant Shares as the case may be, furnish to the Company a written opinion of counsel that is reasonably acceptable to the Company to the effect that such transfer may be made without registration under the Securities Act or qualification under any state securities laws, (ii) that the Holder or transferee execute and deliver to the Company an investment representation letter in form and substance acceptable to the Company and substantially in the form of Exhibit B hereto. Transfer of this Warrant and all rights hereunder, in whole or in part, in accordance with the foregoing provisions, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company or the office or agency designated by the Company, together with a written assignment of this Warrant substantially in the form of Exhibit C hereto duly executed by the Holder or its attorney-in-fact. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the Holder a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall be deemed cancelled.

5. Legend.

(a) Each certificate evidencing the Warrant Shares issued upon exercise of this Warrant shall be stamped or imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(b) Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to this Section 5 shall be removed, and the Company shall issue a certificate without such legend to the holder of such Warrant Shares if (i) such Warrant Shares are resold pursuant to an effective registration statement under the Securities Act, (ii) if such holder satisfies the requirements of Rule 144(k) under the Securities Act or (iii) if such holder provides the Company with an opinion of counsel for such holder of the Warrant Shares, in form and substance reasonably satisfactory to the Company, to the effect that a sale, transfer or assignment of such Warrant Shares may be made without registration and that upon such sale, transfer or assignment such Warrant Shares will not be deemed “restricted securities,” as such term is defined in Rule 144 under the Securities Act.

6. Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

7. Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or subscription rights or be deemed the holder of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) with respect to the Warrant Shares until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise of this Warrant shall have become deliverable, as provided in Section 1(b).

8. Information Rights. At all times when Holder is holding this Warrant or any Warrant Shares, and if not already delivered pursuant to another agreement, the Company will deliver to the Holder:

(a) as soon as available and in any event within 150 days after the end of each fiscal year of the Company, a statement of financial position of the Company as of the end of such fiscal year and the related statements of income, shareholder’s equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of nationally recognized standing; and

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a statement of financial position of the Company as of the end of such quarter and the related statements of income, shareholder’s equity and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency, by the chief financial officer or the chief accounting officer of the Company.

9. Piggyback Registration Rights; S-3 Registration; Resales Under Rule 144. Contemporaneous with the delivery of this Warrant, the Holder and the Company shall execute and deliver a counterpart signature page to the Third Amended and Restated Registration Rights Agreement, dated as of June 8, 2006, by and among the Company and the stockholders of the Company party thereto, pursuant to which the Holder shall become a “Purchaser” and the Warrant Shares shall be treated for all purposes as “Conversion Stock” thereunder.

10. Antidilution Rights. Additional antidilution rights applicable to the Warrant Shares purchasable hereunder are as set forth in the Company’s certificate of incorporation (the “Charter”) and any other applicable shareholders’ rights agreements, and shall be applicable with respect to the Warrant Shares issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter or any other applicable shareholders’ rights agreements; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Warrant Shares as of the date hereof unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Preferred Stock in the same manner as it affects all other holders of Preferred Stock.

11. Parallel Rights; No Impairment. The Company shall not, by amendment of its Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Warrant against impairment. Contemporaneous with the delivery of this Warrant, the Holder and the Company shall execute and deliver a counterpart signature page to the Third Amended and Restated Stockholders Agreement, dated as of June 8, 2006, by and among the Company and the stockholders of the Company party thereto, pursuant to which the Holder shall become a “Series C Holder” and the Warrant Shares shall be treated for all purposes as “Shares” thereunder.

12. Term of Warrant. This Warrant shall become exercisable on the Warrant Date and shall no longer be exercisable as of 5:00 p.m., Eastern Time, on the date that is the ten (10) year anniversary of the Warrant Date.

13. Registry of Warrants.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Holder’s initial address, for purposes of such registry, is set forth below Holder’s signature on this Warrant. Holder may change such address by giving written notice of such changed address to the Company.

14. Miscellaneous.

(a) This Warrant is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to principles of conflicts of laws.

(b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

(c) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the Holder and of the Warrant Shares issued or issuable upon the exercise hereof.

(d) Any notice provided for or permitted under this Warrant shall be treated as having been given (i) upon receipt, when delivered personally, (ii) one day after sending, when sent by commercial overnight courier with written verification of receipt, (iii) upon confirmed transmission when sent via facsimile on a business day prior to 5:00 pm (Pacific Time) or, if sent after 5:00 pm (Pacific Time), the next business day after confirmed transmission, or (iv) three business days after deposit with the United States Postal Service, when mailed postage prepaid by certified or registered mail, return receipt requested, in each case, addressed to the address or facsimile number set forth on the signature pages hereof or as otherwise furnished in writing.

(e) This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the matters contained herein.

(f) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at the Holder’s expense will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

(g) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

[continued and to be signed on following page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer, all as of the day and year first above written.

COMPANY:

RIB-X PHARMACEUTICALS, INC. a Delaware corporation

By:

Title:

	Notice Address:		300 George Street; Suite 301
New Haven, CT 06511
Attn: Chief Executive Officer
Telephone: (203) 624-5606
Facsimile: (203) 624-5627

WARRANTHOLDER:

By:

Title:

Notice Address:

Telephone:

Facsimile:

EXHIBIT A

NOTICE OF EXERCISE

TO:	RIB-X PHARMACEUTICALS, INC.

1. Cash Exercise. The undersigned hereby elects to purchase             shares of Series C Preferred Stock, par value $0.001 per share (“Preferred Stock”), of RIB-X PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) pursuant to the terms of Section 1(b) of the Warrant to Purchase Preferred Stock dated             , (the “Warrant”), and tenders herewith payment of the Exercise Price (as such term is defined in the Warrant) therefor.

2. Net Exercise. The undersigned hereby elects to effect a Net Exercise for             shares of Preferred Stock pursuant to Section 1(c) of the Warrant.

Please issue a certificate or certificates representing said             shares of Preferred Stock in the name of the undersigned or in such other name as is specified below:

Name:

Address:

The undersigned hereby represents and warrants that the aforesaid shares of Preferred Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.

By:

Name:

Title:

Date:

EXHIBIT B

FORM OF INVESTMENT REPRESENTATION LETTER

In connection with the acquisition of [warrants (the “Warrants”) to purchase             shares of Series C Preferred Stock of RIB-X PHARMACEUTICALS, INC. (the “Company”), par value $0.001 per share (the “Preferred Stock”)], by                     (the “Holder”) from                     , the Holder hereby represents and warrants to the Company as follows:

The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of an investment in the Warrants and the shares of Preferred Stock issuable upon the exercise thereof (collectively, the “Securities”); and, has the ability to bear the economic risks of such Holder’s investment, including a complete loss of the Holder’s investment in Securities.

The Holder, by acceptance of the [Warrants/Preferred Stock], represents to the Company that the Warrants and all securities acquired upon any and all exercises of the Warrants are purchased for the Holder’s own account, and not with view to distribution of either the Warrants or any securities purchasable upon exercise thereof in violation of applicable securities laws.

The Holder acknowledges that (i) the Securities have not been registered under the Act, (ii) the certificate(s) representing the Securities shall bear a legend as set forth in the Warrant Agreement until such Securities shall have been registered for resale by the Holder under the Act that has been declared effective by the SEC; or (ii) in the opinion of counsel in form and substance reasonably satisfactory to the Company, such Securities may be sold without registration under the Act.

IN WITNESS WHEREOF, the Holder has caused this Investment Representation Letter to be executed in its corporate name by its duly authorized officer this      day of             200    .

[Name]

By:

Name:

Title:

EXHIBIT C

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned owner of this Warrant for the purchase of shares of Series C Preferred Stock of RIB-X PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) hereby sells, assigns and transfers unto the assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Preferred Stock set forth below:

(Name and Address of Assignee)

(Number of Shares of Preferred Stock)

and does hereby irrevocably constitute and appoint                      attorney-in-fact to register such transfer on the books of the Company, maintained for the purpose, with full power of substitution in the premises.

Dated:

BY:
(Print Name and Title)

(Signature)